Exhibit 99.1
FOR IMMEDIATE RELEASE
Friday, February 8, 2008
3:00 P.M. CST

A. H. BELO SHARES TO BEGIN TRADING ON NYSE FOLLOWING
SUCCESSFUL TAX-FREE SPIN-OFF FROM BELO CORP.
Transaction Creates a Leading Pure-Play Newspaper Company
     DALLAS — A. H. Belo Corporation (NYSE: AHC) announced today that it has successfully completed its previously announced spin-off from Belo Corp. (NYSE: BLC) and that shares of the new company will begin regular trading on February 11, 2008 on the New York Stock Exchange (NYSE) under the symbol “AHC.”
     “We are excited about A. H. Belo’s prospects as a separate publicly-traded newspaper company, and we’re optimistic about the opportunities this transaction affords for our shareholders, employees, audiences and advertisers,” said Robert W. Decherd, chairman, president and Chief Executive Officer of A. H. Belo. “A. H. Belo’s strong balance sheet provides financial flexibility to support our high-quality newspaper businesses and invest in digital and new media products that serve the needs of fast-growing niche audiences.”
     A. H. Belo Corporation owns and operates The Dallas Morning News, winner of eight Pulitzer Prizes since 1986 and the 10th largest daily and 13th largest Sunday newspaper in the nation based on circulation; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; and The Press-Enterprise, winner of one Pulitzer Prize serving Southern California’s Inland Empire region, one of the fastest-growing areas in the United States. A. H. Belo also owns and manages various Web sites associated with these properties, as well as certain niche products and direct mail and commercial printing businesses. A. H. Belo’s combined newspaper and related online businesses reach a total weekly audience of over 3.8 million people in markets with attractive long-term demographics. These businesses currently have annual revenues of approximately $740 million and employ about 3,800 people.
     “A. H. Belo has enormous scale and brand recognition in its local news and information businesses,” Decherd continued. “Our assets and the attractive growth markets they serve are the foundation of our Company. We will build upon this foundation with niche and online products, including the continued development of our Yahoo! partnership.”
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A. H. Belo Shares Begin Trading
February 8, 2008
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     As part of the new Company, James M. Moroney III will serve as executive vice president supervising A. H. Belo’s newspaper operations and will continue as publisher and Chief Executive Officer of The Dallas Morning News. Donald F. (“Skip”) Cass will serve as executive vice president, overseeing Belo Interactive Media, Belo Technologies and the Company’s Business Development activities, Alison K. Engel will serve as senior vice president/Chief Financial Officer, and Daniel J. Blizzard will serve as senior vice president. In addition to Decherd, current Belo Corp. directors J. McDonald Williams (Lead Director), Louis E. Caldera, Douglas G. Carlston, Dealey D. Herndon and Laurence E. Hirsch will constitute the Board of Directors of A. H. Belo.
     As a result of the spin-off, Belo Corp. shareholders of record on January 25, 2008 received one A. H. Belo share for each five shares they own of Belo Corp. A. H. Belo currently expects to pay an annual dividend of $1.00, payable $0.25 per quarter, to be declared in late February and paid in early June, subject to the Board of Directors’ approval.
About A. H. Belo
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and 12 associated Web sites. A. H. Belo owns and operates The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes specialty publications targeting young adults and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and La Prensa in Riverside. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa at 214-977-2702.
     Statements in this communication concerning A. H. Belo’s business outlook or future economic performance, anticipated profitability, revenue, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations;
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A. H. Belo Shares Begin Trading
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technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in A. H. Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including A. H. Belo’s information statement on Form 10.